Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
HOLLY CORPORATION
(Incorporated January 25, 1947)
May 20, 2004
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
     The undersigned, as acting Secretary of Holly Corporation, a Delaware corporation (the “Corporation”), hereby certifies the following:
     FIRST: That the board of directors of the Corporation (the “Board”) duly adopted resolutions at a meeting held on March 25, 2004, proposing and declaring advisable an amendment (the “Amendment”) as follows to Article Fourth of the Restated Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”):
ARTICLE FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Fifty-One Million (51,000,000) shares, of which One Million (1,000,000) shares of the par value of One Dollar ($1.00) each, amounting in the aggregate to One Million Dollars ($1,000,000), shall be Preferred Stock, and of which Fifty Million (50,000,000) shares of the par value of One Cent ($.01) each, amounting in the aggregate to Five Hundred Thousand Dollars ($500,000), shall be Common Stock.
     SECOND: That the foregoing Amendment to the Restated Certificate of Incorporation was duly adopted and approved by the Board in accordance with the provisions of Section 242 of the DGCL.
     THIRD: That the foregoing Amendment to the Restated Certificate of Incorporation was duly adopted and approved by the holders of a majority of the outstanding capital stock of the Corporation entitled to vote thereon at a meeting duly held on May 13, 2004, in accordance with the provisions of the Restated Certificate of Incorporation and Section 242 of the DGCL.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this instrument has been executed for, on behalf of, and in the name of the Corporation by its officer thereunto duly authorized on the date first written above.

HOLLY CORPORATION
By:
W. John Glancy
Secretary